Exhibit 10.16

EMPLOYMENT AGREEMENT
This Employment Agreement, dated as of December 7, 2020 (the “Agreement”), is made and entered into by and between Semiconductor Components Industries, LLC (the “Company”), a wholly-owned subsidiary of ON Semiconductor Corporation, a Delaware Corporation (the “Parent”), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and Hassane El-Khoury (the “Executive”).
WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein; and
WHEREAS, Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.Employment, Duties and Agreements.
(a)The Company agrees to employ Executive as President and Chief Executive Officer as described in Section 3 hereof (the “Employment Period”). Executive shall report to the Board of Directors of the Parent or its designee (the “Board”) and shall have such duties and responsibilities as the Board may reasonably determine from time to time as are consistent with Executive's position as President and Chief Executive Officer. In addition, (i) Executive shall be appointed as a member of the Board, effective as of the date of this Agreement, and (ii) during the Employment Period, the Company shall cause the Executive to be appointed as a member of the Board. During the Employment Period, Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company. Executive's principal work location shall be Phoenix, Arizona, provided that Executive shall be required to travel as required in order to perform his duties and responsibilities hereunder.
(b)During the Employment Period, excluding any periods when, pursuant to the Company’s flexible vacation policy, Executive may take time off as desired, consistent with the performance of his duties and responsibilities, Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.
(c)Executive agrees to submit himself for physical examination on one occasion per year as requested by the Company; provided, however, that the Company shall bear the entire cost of such examinations.
(d)During the Employment Period, Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for Executive to manage his personal, financial and legal affairs

Exhibit 10.16

so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.
(e)Executive represents that his employment with the Company and future performance of services under this Agreement does not and will not violate any other agreement or obligation that Executive may have with any current or former employers or other third parties.
2.Compensation.
(a)As compensation for the agreements made by Executive herein and the performance by Executive of his obligations hereunder, during the Employment Period, the Company shall pay Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary of approximately $950,000 annually (subject to annual review and adjustment as determined by the Compensation Committee of the Board of Directors) (the “Base Salary”).
(b)In addition to the Base Salary, during the Employment Period, Executive shall be eligible to participate in a discretionary bonus program established and approved by the Board and/or its Compensation Committee (the “Program”) and, pursuant to the Program, Executive may earn a cash bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) with a target amount of 150% of Base Salary earned and paid in respect of the applicable Performance Cycle (it being acknowledged and agreed that the actual amount earned and paid may be less than the 150% target amount based on actual achievement of the performance criteria), plus a potential additional amount as may be approved by the Board and/or its Compensation Committee under the Program and in each case based on performance criteria determined by the Board and/or its Compensation Committee, in their discretion; provided that, among other eligibility, Executive is actively employed by the Company on the date the Bonuses are paid under the Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and/or its Compensation Committee and pursuant to the Program. The Bonus will be specified by the Board and/or its Compensation Committee, and the Bonus will be reviewed at least annually by the Board and/or its Compensation Committee.
(c)During the Employment Period: (i) except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and (ii) except as specifically provided herein, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company's disability plan) provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

Exhibit 10.16

(d)During the Employment Period, the Company shall provide Executive with a car allowance of $1,200 per month, subject to applicable withholdings and without any tax gross-ups.
(e)During the Employment Period, the Company shall reimburse Executive up to $10,000 annually for actual financial planning expenses, subject to applicable withholdings and without any tax gross-ups.
(f)During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s normal and customary policies and procedures now in force or as such policies and procedures may be modified with respect to senior executive officers of the Company; provided that it is acknowledged and agreed that any expenses incurred by Executive in connection with travel to and from his personal residences within or outside of the State of Arizona shall constitute personal expenses of Executive and shall not be reimbursable hereunder.
(g)No later than thirty (30) days following the date that Executive commences his employment with the Company, the Company will pay to Executive, for use in connection with the relocation of Executive and his immediate family to the Phoenix metropolitan area, an amount equal to $250,000 (the “Relocation Amount”), in one lump sum, subject to applicable withholdings and without any tax gross-ups. The Relocation Amount shall be in lieu of any amounts otherwise payable under the Company’s standard relocation policies. In addition, in the event that the Executive voluntarily terminates his employment with the Company for any reason prior to or on the first anniversary of the date that he commences employment with the Company, then Executive shall be required to repay the Relocation Amount to the Company (on a pro rata basis).
(h)During the Employment Period, the Board may ask Executive to provide services to affiliates of the Company, including the Parent, that are consistent with Executive’s position as President and Chief Executive Officer. Executive agrees to perform such services without additional compensation from the Company, any affiliate, or the Parent.
(i)On the Effective Date, Executive shall receive:
(i)an award of restricted stock units (“RSUs”) pursuant to the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (“SIP”) (x) for the underlying number of shares of ON Semiconductor common stock approximately equal to an aggregate grant date fair value of $3,000,000 (the “RSU Award”) and with the number of RSUs awarded being determined by dividing (A) $3,000,000, by (B) the NASDAQ closing price of one share of ON Semiconductor common stock on the Effective Date, and (y) on such other terms and conditions as set forth in the form of equity award agreement attached as Exhibit A hereto; and
(ii)an award of performance-based restricted stock units (“PBRSUs”) pursuant to the SIP (x) for an underlying number of shares of ON Semiconductor common stock approximately equal to an aggregate grant date fair value of $7,000,000 (the “PBRSU Award”) and with the number of PBRSUs awarded, and potentially earned, being determined by dividing (A)

Exhibit 10.16

$7,000,000, by (B) the NASDAQ closing price of one share of ON Semiconductor common stock on the Effective Date, and (y) on such other terms and conditions as set forth in the form of equity award agreement attached as Exhibit B hereto.
(j)During the Employment Period, Executive shall be eligible to participate in the SIP. Subject to approval by the Board, Executive will receive a 2021 annual grant under the SIP that shall (i) include PBRSUs with an aggregate grant date fair value of $4,800,000 at target, and RSUs with an aggregate grant date fair value of $3,200,000 at target, and (ii) subject to the following sentence, otherwise be subject to the terms and conditions generally applicable to other Company officers, as may be determined by the Board in its sole and absolute discretion. Any future equity awards of RSUs or PBRSUs (including the 2021 annual grants) that the Executive may receive under the SIP (in each case, subject to approval by the Board) will contain provisions such that:
(i)with respect to a grant of RSUs, in the event of the termination of Executive’s employment by the Company without Cause (including a deemed termination for Good Reason), and subject to the release of claims described below, then (A) if such termination or deemed termination occurs upon or within two years following a Change in Control, all remaining unvested RSUs shall become immediately vested as of the date of Executive’s termination of employment; and otherwise (absent such Change in Control) (B) the number of unvested RSUs that will vest on the date of Executive’s termination will be an amount equal to (x) one-third (1/3) of the total number of RSUs granted under the applicable award agreement, multiplied by (y) a fraction, (a) the numerator of which is the number of days elapsed between the most recently occurred vesting date immediately preceding the date of the Executive’s termination of employment (or the grant date if no vesting date has yet occurred) and the date of Executive’s termination of employment, and (b) the denominator of which is 365; and
(ii)with respect to a grant of PBRSUs, in the event of the termination of Executive’s employment by the Company without Cause (including a deemed termination for Good Reason), and subject to the release of claims described below, then (A) if such termination or deemed termination occurs upon or within two years following a Change in Control, all remaining unvested PBRSUs shall become immediately vested as of the date of Executive’s termination of employment assuming achievement at target performance levels; and otherwise (absent such Change in Control) (B) the number of total earned PBRSUs that will vest immediately upon confirmation of achievement of the applicable performance criteria will be determined by multiplying (a) the number of total earned PBRSUs under the award agreement (which number of total earned PBRSUs will be determined based on the actual achievement of the performance metrics under the applicable award agreement for the full performance period under such award agreement), by (b) a fraction, the numerator of which is the number of days Executive was employed by the Company or its affiliates during the performance measurement period, and the denominator of which is the number of days in the entire performance measurement period.
3.Employment Period. The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing as of the date of the execution of this Agreement (the “Effective Date”) and continuing until terminated by either party pursuant to this

Exhibit 10.16

Section 3 in accordance with the terms hereof. Notwithstanding the foregoing, Executive shall be considered an “at-will” employee, which means that Executive’s employment may be terminated by the Company or by Executive at any time for any reason or no reason at all. Executive’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):
(a)Death. Executive’s employment hereunder shall terminate upon his death.
(b)Disability. The Company shall be entitled to terminate Executive’s employment hereunder for “Disability” if, as a result of Executive’s incapacity due to physical or mental illness or injury, after any accommodation required by law, Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period, Executive shall not have returned to the performance of his duties on a full-time basis.
(c)Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Executive of this Agreement (including a material breach of the Company’s Code of Business Conduct, a copy of which is attached to this Agreement as Appendix 1); (ii) the failure by Executive to reasonably and substantially perform his duties hereunder (other than as a result of Disability); (iii) Executive’s willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the commission by Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably capable of cure, provide Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to Executive’s termination of employment hereunder for other than Cause, it is determined in good faith by the Board that Executive’s employment could have been terminated for Cause (except for a termination under (ii) of the above definition of Cause), Executive’s employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred; provided, however, that if the retroactive determination of Cause is based on clause (i) above for material breach, and if such breach is reasonably capable of cure, the Company shall provide Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach. In addition, the Executive acknowledges and agrees that he is subject to the Company’s Executive Compensation Recovery (Clawback) Policy and constitutes a “covered person” thereunder.
(d)Without Cause. The Company may terminate Executive’s employment hereunder during the Employment Period without Cause.
(e)Voluntarily. Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

Exhibit 10.16

(f)For Good Reason. Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company; (ii) without Executive’s written consent, reducing Executive’s salary or target cash bonus opportunity under the Bonus Program, in each case, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries or target bonus opportunities of the other executive officers of the Company; (iii) without Executive’s written consent, a material and continued diminution of Executive’s duties and responsibilities hereunder, unless Executive is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities), including without limitation, Executive ceasing to have the title of “President and Chief Executive Officer” of the Company (or, following a Change in Control, its ultimate parent or successor entity) or any requirement that Executive report to any person(s) other than the Board, or (iv) if, following a Change in Control (as defined herein), the Company requires a relocation, without Executive's written consent, to a facility or location that is greater than fifty (50) miles from the Company's current headquarters in Phoenix, Arizona; provided that in either (i), (ii), (iii) or (iv) above, Executive shall notify the Company within thirty (30) days after the event or events which Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a (30) day period after delivery of such notice to cure such breach or diminution.
4.Termination Procedure.
(a)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).
(b)Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, provided that Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period; (iii) if Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company; (iv) if Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination (unless the applicable Good Reason is cured during such 30-day period); and (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.
5.Termination Payments.
(a)Without Cause. In the event of the termination of Executive’s employment during the Employment Period by the Company without Cause (including a deemed termination without

Exhibit 10.16

Cause as provided for in Section 3(f) herein) Executive shall be entitled to: (i) Base Salary through the Date of Termination (to the extent not theretofore paid); (ii) the continuation of Base Salary (as in effect immediately prior to termination) for a period of two (2) years, which, subject to the restrictions set forth below, shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below in this Section 5(a) becomes irrevocable; (iii) any earned but not paid Bonus for the Performance Cycle that had a performance period that ended prior to the Date of Termination; and (iv) an amount equal to one (1) times the total target Bonus under the Bonus Program in effect as of the Date of Termination (provided that if Bonuses are paid semi-annually as of the Date of Termination, then Executive shall be entitled to an amount equal two (2) times the total target Bonus for the Performance Cycle in which the Date of Termination occurs). The amounts set forth in (i) above shall be paid in accordance with applicable law on the Date of Termination. The amounts set forth in (iii) and (iv) above shall be paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31 before January 1 or after March 15 of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). In addition, in the event of a termination by the Company without Cause under this Section 5(a) (including a deemed termination without Cause as provided in Section 3(f) herein): (A) the Company shall provide Executive with continuation of medical, dental and vision benefits for two (2) years after the Date of Termination, provided that these benefits shall be provided to Executive at the same cost, and at the same coverage level, as in effect as of Executive's Date of Termination and, in the event the cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner. , and (B) the Company will provide Executive with outplacement services from vendors designated by the Company for a period of six (6) months following the Date of Termination at a cost not to exceed $25,000 (subject to applicable withholdings and without tax gross-ups).
(b)Cause, Disability, Death or Voluntarily other than for Good Reason. If Executive’s employment is terminated during the Employment Period by: (i) the Company for Cause or (ii) voluntarily by Executive other than for Good Reason, the Company shall pay Executive within thirty (30) days following the Date of Termination Executive’s Base Salary through the Date of Termination (to the extent not theretofore paid). If Executive’s employment is terminated during the Employment Period as a result of Executive’s Death or Disability, the Company shall pay Executive or Executive’s estate, as the case may be, in addition to his  accrued but unpaid Base Salary through the Date of Termination: (x) any earned but not paid Bonus earned in respect of the Company’s Performance Cycle that had a performance period that ended prior the Date of Termination; and (y) an amount equal to the product of (A) the Bonus earned by Executive in the year immediately preceding the Date of Termination, and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year in which the Date of Termination occurs which are prior to the Date of Termination and the denominator of which is 365. Except as

Exhibit 10.16

provided in this Section 5(b), the Company shall have no additional obligations under this Agreement.
(c)Change in Control. If within twenty-four (24) months following a Change in Control (as defined herein), (i) the Company terminates Executive’s employment without Cause or (ii) Executive terminates employment with the Company for Good Reason, then, in addition to all of the benefits provided to Executive under Section 5(a) of this Agreement (other than Section 5(a)(iv), which is covered in the immediately following sentence), and notwithstanding any provision in any applicable option grant agreement or restricted stock unit award agreement where the award vests based solely on the passage of time between the Company (or Parent) and Executive, any outstanding but unvested options and any restricted stock units which vest solely based on the passage of time shall fully vest upon Date of Termination. In addition, Executive shall be entitled to an amount equal to two (2) times the total target Bonus (as defined above) under the Bonus Program in effect as of the Date of Termination; provided that if Bonuses are paid semi-annually as of the Date of Termination Executive shall be entitled to an amount equal four (4) times the total target Bonus for the Performance Cycle in which the Date of Termination occurs, with such amount paid as soon as is reasonably practicable after the close of the accounting books and records of the Company for the relevant Performance Cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any Performance Cycle ending on December 31 before January 1 or after March 15 of the year following the year in which the Performance Cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as it may be amended from time-to-time.

(d)Release Required. Notwithstanding any provision of this Agreement or any understanding to the contrary, in order to be eligible for and to receive the termination related payments and benefits described in this Section 5, Executive must execute (and not revoke) and must continue to comply with the terms of a general release and waiver (in substantially the form attached hereto as Exhibit C, subject to any applicable changes as may be required by law) waiving all claims Executive may have against the Company, its affiliates (including, without limitation, Parent), successors, assigns, executives, officers and directors, and others. The release shall be provided to Executive on or before the date that is five (5) days following the Date of Termination and Executive shall have twenty-one (21) days following the date on which the release is given to Executive to sign and return the release to the Company. The release must be executed and returned to the Company within the time period described in the release and it must not be revoked by Executive during the seven (7) day revocation period that will be described in the release. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance payments described in Section 5(a) constitute a “deferral of compensation” within the meaning of the Section 409A Regulations, and if the consideration period that will be described in the release, plus the seven (7) day revocation period that will be described in the release, spans two (2) calendar years, the severance payments shall not begin until the second calendar year.

Exhibit 10.16

6.Legal Fees; Directors’ and Officers’ Liability Insurance.
(i)In the event of any contest or dispute between the Company and Executive with respect to this Agreement or Executive’s employment hereunder, each of the parties shall be responsible for its own legal fees and expenses.
(ii)During the Employment Period, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.
(iii)The Company hereby agrees to indemnify Executive and hold Executive harmless to the extent provided under the standard form of indemnification agreement of the Company.  This obligation will survive the termination of Executive’s employment with the Company.
7.Non-Solicitation. Executive recognizes that the Company’s employees are a valuable asset to the Company and represent a substantial investment of Company time and resources. Accordingly, during the Employment Period and for two (2) years thereafter, Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Parent, the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employment of the Parent, the Company or their subsidiaries; provided, however, that in the event that Executive’s employment is terminated without Cause or the Executive resigns for Good Reason (in accordance with Section 3 and Section 4 above) at any time prior to the one (1)-year anniversary of the date of this Agreement, then the obligations under this Section 7 shall terminate and the restrictions described in this Section 7 shall not apply following such termination of Executive.
8.Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Invention Assignment.
(iv)During the Employment Period and thereafter, Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, “Confidential Information” shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. “Confidential Information” does not include information that: (i) is or becomes part of the public domain through no fault of Executive; (ii) is already known to Executive and has been identified by Executive to the Company in writing prior to the commencement of Executive’s employment with Company; or (iii) is subsequently lawfully received by Executive from a third party not subject to confidentiality restrictions.
(v)During Executive’s employment with Company, and at all times thereafter, Executive will (i) keep confidential and not divulge, furnish or make accessible to any person any Confidential Information; and (ii) use the Confidential Information solely for the purpose of performing Executive’s duties of employment and not for Executive’s own benefit or the benefit

Exhibit 10.16

of any other Person. Promptly after the Date of Termination, or at any time upon request by Company, Executive shall return to Company any Confidential Information (in hard copy and electronic formats) in Executive’s possession.
(vi)    With the limited exceptions noted below, Executive shall be permitted to disclose Confidential Information to the extent, but only to the extent, (i) Company provides its express prior written consent to such disclosure; (ii) it is necessary to perform the duties of Executive’s employment; or (iii) as required by law; provided, that prior to making any disclosure of Confidential Information required by law (whether pursuant to a subpoena, government investigative demand, or other similar process), Executive must notify Company of Executive’s intent to make such disclosure, so that Company may seek a protective order or other appropriate remedy and may participate with Executive in determining the amount and type of Confidential Information, if any, which must be disclosed to comply with applicable law.
(vii)There are limited exceptions to the above confidentiality requirement if Executive is providing information to government agencies, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) and the Securities and Exchange Commission. This Agreement does not limit Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. Nothing in this Agreement shall prevent Executive from the disclosure of Confidential Information or trade secrets that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (x) files any document containing Confidential Information or trade secrets under seal; and (y) does not disclose Confidential Information or trade secrets, except pursuant to court order. The Company provides this notice in compliance with, among other laws, the Defend Trade Secrets Act of 2016.
(viii)Executive and the Company agree that the Parent, the Company and their affiliates would likely suffer significant harm from Executive’s competing with any or all of the Parent, the Company or their affiliates for a certain period of time after the Date of Termination. Accordingly, Executive agrees that Executive will not, during the Employment Period and for a period of twelve (12) months following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services for (whether or not for compensation) any Competitive Business (as defined below) in or from any

Exhibit 10.16

location in the United States or in or from any foreign jurisdiction where the Company is located (the “Restricted Territory”); provided, however, that in the event that Executive’s employment is terminated without Cause or the Executive resigns for Good Reason (in accordance with Section 3 and Section 4 above) at any time prior to the one (1)-year anniversary of the date of this Agreement, then the obligations under this Section 8(e) shall terminate and the restrictions described in this Section 8(e) shall not apply following such termination of Executive. For purposes of this Agreement, “Competitive Business” shall mean any of the companies (or any of their affiliates or successors (including following any acquisition or change in control of any such company)) set forth on Schedule 1 attached hereto.
(ix)Upon the termination of the Employment Period, Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in Executive’s possession.
(x)In the Event Executive’s employment hereunder is terminated pursuant to Section 3(d), 3(e) or 3(f) hereof, Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding Executive’s termination of employment hereunder, and Executive shall not make any public statements which are inconsistent with the information mutually agreed upon by the Company and Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between Executive and Company as described above.
(xi)During the Employment Period and at all times thereafter, Executive agrees Executive will not make (or cause or encourage others to make) statements that unlawfully defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives and the Company hereby agrees that it shall not disparage or defame Executive through any official statement of the Company, provided that, in the event Executive’s employment is terminated for Cause, the Company shall be permitted, in its discretion, to disclose the facts and circumstances surrounding such termination. Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives.
(xii)
a.Executive agrees to disclose to the Company all ideas, concepts, discoveries, inventions, innovations, designs, patents, trademarks, trade secrets, copyrights, intellectual property relating to the Company’s business that Executive conceives or creates, individually or jointly with others, during the course of Executive’s employment (collectively referred to as “Developments”). Executive’s compensation and benefits, as outlined herein, or as such may be changed from time to time, constitutes compensation to Executive for all of Executive’s Developments as outlined in this section. As such, all such Developments are

Exhibit 10.16

prepared as works for hire for the Company and all such Developments and all rights subsisting in, relating to or used in connection with the Developments will be solely owned and be the exclusive property of the Company.
b.Executive agrees to assign to and, to the fullest extent allowed by applicable law, hereby does assign to the Company or the Company’s designee all right, title, and interest in and to all such Developments made or conceived by Executive during the course of Executive’s employment. Upon the Company’s request, and at the Company’s expense, Executive agrees to execute all instruments, including specific assignments required for securing or maintaining the Company’s rights in such Developments. Where the Executive has rights in the Developments that cannot be assigned to the Company, Executive hereby grants to the Company an unconditional, perpetual, exclusive, worldwide, royalty-free, fully paid license or sublicense to use such rights in any way and without any limitation whatsoever. Where such rights cannot be assigned, licensed or sublicensed to the Company, Executive hereby irrevocably and without any further compensation waives the enforcement of all such rights, and all claims and causes of action against the Company.
9.Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 or 8 hereof. If Executive is in breach of any of the provisions of Section 7 or 8 above, then the time periods set forth in Sections 7 or 8 will be extended by the length of time during which Executive is in breach of any of such provisions.
Executive acknowledges that the covenants contained in Sections 7 and 8 of this Agreement are reasonable in scope and duration, do not and will not unduly restrict Executive’s ability to engage in his livelihood, and are necessary to protect the Parent’s, the Company’s and their affiliate’s legitimate business interests.
10.Representations.
(xiii)The parties hereto hereby represent that they each have the authority to enter into this Agreement, and Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which Executive is a party.

Exhibit 10.16

(xiv)Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by Executive in connection with his former employment with respect to his duties and responsibilities hereunder.
11.Miscellaneous.
(xv)Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, e-mailed, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company:
ON Semiconductor Corporation
5005 East McDowell Road
Phoenix, Arizona 85008
Attention: Secretary of the Board of Directors
If to Executive, to the address for Executive on file with the Company at the time of the notice or to such other address as any party hereto may designate by notice to the others.

(xvi)This Agreement shall constitute the entire agreement among the parties hereto with respect to Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to Executive’s employment (it being understood that, except as otherwise expressly stated in this Agreement, any equity awards granted to Executive shall be governed by the relevant equity plan document and related equity grant agreement and any other related documents).
(xvii)This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.
(xviii)The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.
(xix)

Exhibit 10.16

c.This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.
a.The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.
(xx)Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company’s forbearance or failure to take action.
(xxi)The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(xxii)The payments and other consideration to Executive under this Agreement shall be made without right of offset.
(xxiii)
b.Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (“Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Each installment payment hereunder shall be treated as a separate payment for purposes of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the date (“Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this subsection, become payable prior to the

Exhibit 10.16

Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute a “deferral of compensation” within the meaning of the Section 409A Regulations shall be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.
a.The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement. Notwithstanding the foregoing, in the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Section 409A of the Code, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A, without reducing the amounts of any benefits due to Executive hereunder.
(xxiv)By signing this Agreement, Executive agrees to be bound by, and comply with the terms of the compensation recovery policy or policies (and related practices) of the Company or its affiliates as such may be in effect from time-to-time.
(xxv)This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Arizona, county of Maricopa. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(l)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
(m)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
12.Section 280G of the Code.
(xxvi)Sections 280G and 4999 of the Code may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events

Exhibit 10.16

described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three. If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one (1) times Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments will equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations will control over the general provisions of this Section 12. All determinations and calculations required to implement the rules set forth in this Section 12 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).
(xxvii)Subject to the “best net” exception described in Section 12(c), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction first applied to the cash severance payments that Executive would otherwise be entitled to receive pursuant to this Agreement and thereafter applied in a manner that will not subject Executive to tax and penalties under Section 409A of the Code. Any reduction in payments and/or benefits pursuant to this Section 12(b) will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits payable to you. Notwithstanding the foregoing, any reduction in payments pursuant to this Section 12(b) shall be made in compliance with Section 409A Regulations.
(xxviii)If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 12(b). If this “best net” exception applies, Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise.
(xxix)The Company will engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 12. The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 12 shall be of no further force or effect. In addition, if this provision

Exhibit 10.16

does not apply to Executive for whatever reason, this Section shall be of no further force or effect.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.16

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
ON Semiconductor Corporation
/s/ George H. Cave
Name: George H. Cave
Title: Executive Vice President, General Counsel and Secretary
/s/ Hassane El-Khoury
Name: Hassane El-Khoury